                                                                      Exhibit 18

June 12, 2008

Mr. Paul Geist
Executive Vice President and Chief Financial Officer
4100 N. Mulberry Drive, Suite 200
Kansas City, Missouri, 64116

Dear Sir,

Note 4 of the Notes to the Consolidated Financial Statements of American Italian
Pasta Company  included its Form 10-K for the years ended September 30, 2005 and
September  29,  2006  describe  a  change  in  the  method  of  accounting   for
inventoriable  costs from  capitalizing  certain storage and  warehousing  costs incurred  subsequent to the initial  delivery of finished goods to the warehouse as part of inventory to recording  such costs as period  expenses.  There are no authoritative  criteria for determining a "preferable"  method of accounting for storage and warehousing costs based on the particular circumstances; however, we conclude  that  such  change  in  the  method  of  accounting  is an  acceptable alternative  method which,  based on your business  judgment to make this change and for the stated reasons, is preferable in your circumstances.

                                       Very truly yours,

                                       /s/ Ernst & Young LLP
                                       Ernst & Young LLP